Exhibit 5.1

June 14, 2021

Reference: 99166/1
Trilogy Metals Inc.
609 Granville Street, Suite 1150
Vancouver BC V7Y 1G5

RE:	Trilogy Metals Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Trilogy Metals Inc., a company formed under the laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933, as amended (the “Act”).

The purpose of the Registration Statement is to register the offer and sale of up to 8,400,408 common shares of the Company (the “Shares”) issuable pursuant to the following:

(1)	the exercise of outstanding stock options of the Company ( “Options”) pursuant to the Trilogy Metals Inc. Equity Incentive Plan (the “Trilogy Incentive Plan”);

(2)	the exercise of Options to be granted pursuant to the Trilogy Incentive Plan;

(3)	Share awards to be granted pursuant to the Equity Incentive Plan for Ambler Metals LLC (the “Ambler Incentive Plan”); and

(4)	the exercise of Options to be granted pursuant to the Ambler Incentive Plan.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Notice of Articles and Articles of the Company and resolutions of the directors of the Company and the shareholders of the Company with respect to the matters referred to herein. We have also examined such certificates of public officials, officers of the Company, corporate records and other documents as we have deemed necessary as a basis for the opinion expressed below. In our examination of such documents, we have assumed the authenticity of all documents submitted to us as certified copies or facsimiles thereof.

Our opinions herein are limited to the laws of British Columbia and the federal laws of Canada applicable therein.

Based upon the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Options: (1) upon the due exercise of the Options granted pursuant to and in accordance with the Trilogy Incentive Plan; (2) upon the due exercise of the Options granted pursuant to and in accordance with the Ambler Incentive Plan; and (3) upon the awarding of Shares granted pursuant to and in accordance with the Ambler Incentive Plan, the Shares underlying the Options and the Shares awarded will be validly issued as fully paid and non-assessable.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

“Blake, Cassels & Graydon LLP”